Exhibit 2.1
WOODWARD GOVERNOR COMPANY
WOODWARD (U.K.) LIMITED
June 5, 2009
Textron Inc.
40 Westminster Street
Providence, Rhode Island 02903
Attention: Donnie Braunstein
Textron Limited
c/o Textron Inc.
40 Westminster Street
Providence, Rhode Island 02903
RE:	Use of Textron Name
Dear Donnie:
     Reference is made to the Purchase and Sale Agreement (the “Purchase Agreement”) dated February 27, 2009 by and among Textron Inc., Textron Limited, Woodward Governor Company and Woodward (U.K.) Limited. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.
     This letter will confirm our agreement to amend the text of the fifth sentence in Section 10.2 of the Purchase Agreement as follows:
Within one hundred eighty (180) calendar days after the Closing Date, Purchasers shall cause the Global Business to take appropriate actions so that the name, “Textron,” is not marked or imprinted on, or affixed to, the Global Business’ products, regardless of the method used to mark or imprint such mark upon, or affix such mark to, such products; provided, however, that if customer approval is required for such change, the Global Business may continue to imprint the parts in this manner until such approval is obtained.
     Please execute as indicated below to acknowledge your agreement and acceptance of the foregoing.

Truly yours, WOODWARD GOVERNOR COMPANY
/s/ A. Christopher Fawzy
A. Christopher Fawzy, Vice President and General Counsel

WOODWARD (U.K.) LIMITED
/s/ A. Christopher Fawzy
A. Christopher Fawzy, Director and Secretary

Agreed and Accepted: TEXTRON, INC.
By:	/s/ John R. Curran
	Name:	John R. Curran
	Title:	Vice President M&A

TEXTRON LIMITED
By:	/s/ John R. Curran
	Name:	John R. Curran
Title: